Exhibit 99.1

For Immediate Release

A.P. Pharma Reports Second Quarter 2009 Financial Results

REDWOOD CITY, Calif. – August 4, 2009 – A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today reported financial results for its second quarter ended June 30, 2009.

Results of Operations

A.P. Pharma’s net loss for the second quarter was $3.9 million, or $0.13 per share, compared with a $6.1 million net loss, or $0.20 per share, for the second quarter of 2008. The decreased net loss for the second quarter of 2009, as compared to the same period in 2008, was primarily due to lower research and development expenses related to APF530, largely reflecting the completion of its Phase 3 trial, net of the U.S. Food and Drug Administration’s (FDA) filing fee for its New Drug Application (NDA).  Additionally, expenses decreased in the second quarter of 2009 as compared to the same period in 2008, as a result of A.P. Pharma’s earlier decision to suspend, for the time being, development of its other product candidates in order to focus its financial and managerial resources on the NDA submission for APF530.

Cash, cash equivalents and marketable securities as of June 30, 2009 were $3.8 million, compared with $10.5 million at December 31, 2008.  As previously disclosed, the Company believes its cash, cash equivalents and marketable securities as of June 30, 2009 will enable the Company to fund its operations into the fourth quarter of 2009, based on expected spending levels and certain anticipated positive cash inflows.

The Company intends to seek additional capital to support its operations, which may include a collaborative arrangement, an equity offering, or other alternatives.  Based on multiple factors, including market conditions, the Company may not be able to obtain adequate financing.

Recent Developments

On July 20, 2009, the Company announced the acceptance of its NDA for APF530 for the potential treatment of chemotherapy-induced nausea and vomiting (CINV) by the FDA.  Based on the Prescription Drug User Fee Act (PDUFA), the FDA has issued an action date of March 18, 2010.

In the second quarter, the Company presented additional data from its Phase 3 study of APF530 for the prevention of CINV during the 45th Annual Meeting of the American Society of Clinical Oncology (ASCO).

The new data presented in the ASCO poster session included observations that:

•	Complete response (CR) rates for APF530 10 mg dose were generally higher in treatment experienced patients when compared to treatment naïve patients.

•	The CR rates for patients receiving cisplatin based regimens were numerically higher for APF530 10 mg when compared to palonosetron (Aloxi®) in both acute and delayed CINV.

•	A pharmacokinetic analysis, conducted in a sub-group of patients, confirmed that a single APF530 10 mg dose successfully maintained blood levels of granisetron for the entire five day study period.

Other Corporate Developments

In May, the Company implemented a reduction of its staff representing approximately 34% of its work force. The actions were taken to allow the Company to conserve the resources needed to continue advancing its lead program, APF530, towards regulatory approval and commercialization.

The Listing Qualifications Staff of the Nasdaq Stock Market (Nasdaq) granted A.P. Pharma an extension to regain compliance with the minimum $10 million stockholders' equity requirement for continued listing on The Nasdaq Global Market under Nasdaq Marketplace Rule 5450(b)(1)(A).

On July 17, 2009, the Company received a notice from the Listing Qualifications Staff that it has not regained compliance with the listing requirements for the Nasdaq Global Market.  The Company has requested a hearing before a Nasdaq Listing Qualifications Panel (Panel) at which it will present its plan for regaining compliance with all applicable listing requirements. The Company’s shares will remain listed on the Nasdaq Global Market at least until such time as the Panel renders its decision following the hearing.

About APF530

A.P. Pharma's lead product candidate, APF530, is being developed for the prevention of both acute and delayed onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Injections and oral tablets containing granisetron are approved for the prevention of acute onset CINV, but not for delayed onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy. In September 2008, A.P. Pharma reported positive top-line results from its pivotal Phase 3 study. In this multi-center, randomized trial that enrolled 1,395 cancer patients, APF530 was shown to be equally as effective as (statistically non-inferior to) palonosetron (Aloxi®) in the prevention of both acute onset and delayed onset CINV. The NDA for APF530 was submitted in May 2009 and accepted for review in July 2009, at which time the FDA set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010. Palonosetron is the only injectable 5-HT3 antagonist FDA-approved for the prevention of delayed onset CINV. APF530 was also generally well-tolerated in this study.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product candidate, APF530, for the prevention of CINV. The NDA for APF530 was submitted in May 2009 and accepted for review in July 2009, at which time the FDA set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

(Financial tables follow)

A.P. PHARMA, INC.
Results of Operations Highlights
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Contract Revenues	14	152	22	284

Operating Expenses:
Research & Development	2,908	5,538	4,958	11,678
General & Administrative	1,066	863	1,993	1,943

Total Operating Expenses	3,974	6,401	6,951	13,621

Operating Loss	(3,960)	(6,249)	(6,929)	(13,337)

Interest Income, Net	19	155	27	436

Other Income , Net	-	4	1	7

Loss from Continuing Operations	(3,941)	(6,090)	(6,901)	(12,894)

Loss from Discontinued Operations	-	(40)	-	(80)

Net Loss	($3,941)	($6,130)	($6,901)	($12,974)

Basic and Diluted Net Loss Per Common Share:
Loss from Continuing Operations	($0.13)	($0.20)	($0.22)	($0.42)

Net Loss	($0.13)	($0.20)	($0.22)	($0.42)

Shares Used in Calculating Net Loss Per Share	31,016	30,800	30,943	30,786

AP PHARMA, INC.
Balance Sheet Highlights
(in thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)	(1)
Assets

Cash, Cash Equivalents and Marketable Securities	$3,804	$10,538
Accounts Receivable, Net	11	32
Other Current Assets	165	246

Total Current Assets	3,980	10,816

Property and Equipment, Net	684	881
Other Non-Current Assets	128	103
Total Assets	$4,792	$11,800

Liabilities and Stockholders' Equity

Total Liabilities	$3,414	$4,202
Stockholders' Equity	1,378	7,598

Total Liabilities and Stockholders' Equity	$4,792	$11,800

(1) Derived from our audited financial statements for the year ended December 31, 2008 included in the Company's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts
Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564